Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

     				Votes 		Votes
 	   		 	for 		withheld

Ravi Akhoury 			122,050,155 	5,989,664
Jameson A. Baxter 		122,016,579 	6,023,240
Charles B. Curtis 		121,909,970 	6,129,849
Robert J. Darretta 		122,055,192 	5,984,627
Myra R. Drucker 		121,903,238 	6,136,581
John A. Hill 			121,854,250 	6,185,569
Paul L. Joskow 			122,036,888 	6,002,931
Elizabeth T. Kennan* 		121,727,737 	6,312,082
Kenneth R. Leibler 		122,024,900 	6,014,919
Robert E. Patterson 		121,991,175 	6,048,644
George Putnam, III 		121,915,265 	6,124,554
Robert L. Reynolds 		122,110,981 	5,928,838
W. Thomas Stephens 		122,018,117 	6,021,702
Richard B. Worley 		121,953,708 	6,086,111

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management with both Fund Family breakpoints and performance fees was approved as follows:

Votes 		Votes				Broker
for 		against 	Abstentions	non votes

89,696,269 	5,248,202 	2,914,684 	30,180,664

A proposal to approve a new management contract between the fund and Putnam Management with Fund Family breakpoints only was approved as follows:

Votes 		Votes				Broker
for		against		Abstentions	non votes

89,831,529 	4,924,025 	3,103,600 	30,180,665

A proposal to approve a new management contract between the fund and Putnam Management with performance fees only was approved as follows:

Votes		Votes 				Broker
for 		against		Abstentions 	non votes

89,627,518 	5,165,913 	3,065,723 	30,180,665

A shareholder proposal requesting that the Board institute procedures to prevent the fund from holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity was defeated as follows:

Votes 		Votes 				Broker
for 		against		Abstentions 	non votes

26,179,975 	68,288,637 	3,390,542 	30,180,665

All tabulations are rounded to the nearest whole number.